Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report relating to the 2015 and 2014 consolidated financial statements of Santander Holdings USA, Inc. and subsidiaries (the “Company”) dated April 14, 2016, December 7, 2016 as to the effects of the restatement discussed in Note 25 and March 20, 2017 as to the effects of the change in reporting entity for a merger of entities under common control discussed in Note 24, the change in reportable segments discussed in Note 23, and the retrospective adoption of ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent), discussed in Note 1 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to change in reporting entity discussed in Note 24 and the restatement discussed in Note 25) appearing in the Annual Report on Form 10-K of Santander Holdings USA, Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 20, 2017